[Letterhead of PricewaterhouseCoopers LLP]



                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Trustees of AIM Growth Portfolio

      RE:   AIM Small Cap Growth Portfolio
            AIM Value Portfolio
            (hereinafter referred to as the "Portfolios")

We consent to the inclusion in Amendment No. 5 to the Registration Statement on Form N-1A, under the Securities Act of 1940, of AIM Growth Portfolio: (the "Portfolios"), of our reports dated February 19, 1999, on our audits of the financial statements and supplementary data of the Portfolios, for the periods stated therein, which are included in this Registration Statement. We also consent to the reference to our Firm as "Experts" under the caption "Financial Statements."






PricewaterhouseCoopers LLP


Boston, Massachusetts
April 29, 1999